For Immediate Release

Contact: Donald Miller-Jones Chief Financial Officer +7-095-132-7012 dmillerjones@moscowcablecom.com	Or: Barbara Cano Breakstone& Ruth International 646 536-7015 bcano@breakstoneruth.com

Moscow CableCom Corp Announces First Quarter 2005
ComCor-TV Operational Progress

New York, April 25, 2005 - Moscow CableCom Corp. (NASDAQ: MOCC) today announced first quarter 2005 operational progress of its wholly-owned subsidiary, ComCor-TV (CCTV), a Russian company that provides broadband communication, information and entertainment services in Moscow.

As of March 31, 2005, CCTV's access network reached a total of 203,244 homes and businesses.  This represents an increase of 4,765 homes, or 2.4%, for the year.  Although new homes passed in the first quarter were minimal due to construction timing, CCTV has substantially completed the construction to pass approximately 29,000 additional homes, which it expects will be operational in the second quarter of 2005.  CCTV continues to plan construction in additional administrative regions within Moscow, which is expected to result in increased expansion in the second half of this year.

As a result of this expanded access network and its continued marketing efforts, as of March 31, 2005, active subscribers for CCTV's terrestrial TV services totaled 67,714, a 3.5% increase from the December 31, 2004 total of 65,451 and an 18.3% year-on-year increase since March 31, 2004.  Market penetration for terrestrial TV services among homes passed by CCTV’s network was 33.3% as of March 31, 2005, as compared to 33.0% as of December 31, 2004.

Active subscribers for premium cable TV services decreased since December 31, 2004 by 6.2% to 6,821 as of March 31, 2005.  However, this represents a year-on-year increase of 41.7% from the March 31, 2004 level.  Market penetration for these premium cable TV services was 3.4% at March 31, 2005, as compared to 3.7% as of December 31, 2004.  CCTV has temporarily reduced its marketing of television services while it prepares to implement a digital platform to provide expanded video product offerings to its customers.  The Company expects active marketing to resume during the latter portion of the second fiscal quarter.

CCTV's active subscriber base for Internet access services increased to 19,127 as of March 31, 2005, which represents an increase of 19.1% since year-end 2004 and a year-on-year increase of 107.0%.  Market penetration for Internet access services increased to 9.4% as of March 31, 2004 from 8.1% as of December 31, 2004.

Warren Mobley, President and Chief Executive Officer, stated, "This first quarter’s growth has demonstrated our ability to continue to increase market penetration in existing areas, which we believe validates the premise on which we based the raising of capital to broaden our reach throughout Moscow.  As we prepare to expand our footprint into new regions within Moscow, we expect to continue to maximize the potential of our existing markets."

As a result of the above changes in subscriber levels, the Company expects first quarter revenues from subscriber services, excluding installation and equipment revenues or the recognition of previously deferred revenues, to total approximately $2,094,000, a 31.4% increase from service revenues reported for its fourth quarter 2004 period and a 91.9% increase over the subscriber revenues of $1,091,000 reported in the first quarter of 2004.

Subscriber statistics are as follows:

COMCOR - TV
Subscriber Summary - As of March 31, 2005
	Quarter ended March, 31 2005				Quarter ended March 31, 2004
	Homes	Active Customers			Homes	Active Customers
	Passed	Terrestrial TV	Premium Cable TV	Internet	Passed	Terrestrial TV	Premium Cable TV	Internet
Beginning of period	198,479	65,451	7,268	16,063	154,786	54,158	3,817	7,980
Net additions/(reductions)	4,765	2,263	(447)	3,064	12,555	2,745	1,014	1,101
End of period	203,244	67,714	6,821	19,127	167,341	56,903	4,831	9,081
Net additions %	2.4	3.5	(6.2)	19.1	8.1	5.1	26.6	13.8

About Moscow CableCom Corp.

Moscow CableCom, (www.moscowcablecom.com), is a US-based company quoted on the NASDAQ NM under the ticker "MOCC".  The Company owns 100% of ComCor-TV ("CCTV"), a Moscow-based pay-TV and Internet service provider that has licenses to provide telecommunications services to 1.5 million homes and businesses in Moscow.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release may contain "forward-looking statements", as the phrase is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements may contain words such as "expects," "anticipates," "plans," "believes," "projects" and words of similar meaning.  These statements relate to our future business and financial performance, including CCTV's development, including its ability to attract new subscribers, to continue to expand its network, to achieve positive cash flow and our ability to raise funds for CCTV's development.  These statements are based on management's best assessment of Moscow CableCom's and CCTV's strategic and financial position and of future market conditions and trends and involve substantial risks and uncertainties.  The actual outcome may differ materially from these statements.  Certain factors that could cause actual results to differ materially from those discussed in any forward-looking statements, including lack of operating history of CCTV, liquidity difficulties, developments in the marketplace for cable services in Moscow, Russia, technological changes, operating in the Russian Federation, including general economic, political, social and tax conditions and legislative and regulatory matters affecting the cable industry, and changes in generally accepted accounting principles are described in the our Transition Report on Form 10-K for the ten-month period ended December 31, 2004 and other public filings made by us with the Securities and Exchange Commission, which descriptions are incorporated herein by reference.  There may be other risks that we have not described that may adversely affect our business and financial condition.  We disclaim any obligation to update developments of these risks or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.